Exhibit 3.1

SIX FLAGS ENTERTAINMENT CORPORATION

AMENDED AND RESTATED BYLAWS

as adopted and in
effect on April 30, 2010

i

TABLE OF CONTENTS

(continued)

ii

OFFICES

1.             Registered Office.  The registered office of the Company within the State of Delaware shall be located at the office of the Company or individual acting as the Company’s registered agent in Delaware.

2.             Additional Offices.  The Company may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Company (the “Board”) may from time to time determine or as the business and affairs of the Company may require.

3.             Books and Records.  The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors or officers of the Company.

STOCKHOLDERS MEETINGS

4.             Time and Place of Meetings.  All meetings of the stockholders for the election of the members (the “Directors”) of the Board or for any other purpose will be held at such time and place, within or without the State of Delaware, as may be designated by the Board or, in the absence of a designation by the Board, the Chairman of the Board (the “Chairman”), the Chief Executive Officer, the President or the Secretary, and stated in the notice of meeting, in each case, subject to Bylaws 5 and 6 below.  Notwithstanding the foregoing, the Board may, in its sole discretion, determine that meetings of the stockholders shall not be held at any place, but may instead be held by means of remote communications, subject to such guidelines and procedures as the Board may adopt from time to time.  The Board may postpone and reschedule any previously scheduled annual or special meeting of the stockholders.

5.             Annual Meeting.  If required by applicable law, an annual meeting of the stockholders shall be held for the election of Directors at such date, time and place, if any, as may be designated from time to time by the Board or officer calling the annual meeting pursuant to Bylaw 4 (provided, however, that no annual meeting of the stockholders shall be held prior to April 30, 2011 unless otherwise approved by a majority of the Whole Board (as defined below).  Any other proper business brought before the meeting in accordance with Bylaws 11 and 12 may be transacted at the annual meeting.  Notwithstanding anything to the contrary in these Bylaws, if an annual meeting shall be called to occur on a date prior to April 30, 2011, then the Director selected by the Creditors’ Committee (as defined in the Plan of Reorganization) pursuant to the Plan of Reorganization (as defined in the Certificate of Incorporation) who is then serving as a Director shall be nominated by the Board and/or a nominating committee of the Board (as applicable) for election as a Director at such annual meeting, subject to the fiduciary duties of the Directors.

6.             Special Meetings.  Except to the extent expressly permitted by the Restated Certificate of Incorporation of the Company (including any Preferred Stock Designation (as defined in the Restated Certificate of Incorporation)) (as the same may be amended from time to time, the “Certificate of Incorporation”), special meetings of the stockholders may be called only by (i) the Chairman of the Board (the “Chairman”), (ii) the Chief Executive Officer of the

Company, (iii) the President of the Company, or (iv) the Secretary of the Company within ten (10) calendar days after receipt of written request of the Board (provided, however, that such request must be made by a majority of the Whole Board (as defined below) if the request is made prior to April 30, 2011 and related to a special meeting of stockholders, one of the purposes of which is to elect or remove directors) or upon the written request of stockholders holding shares representing at least twenty percent (20%) of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called, voting as a single class (provided, however, that such stockholders may only make such request following April 30, 2011 in respect of a special meeting of stockholders, one of the purposes of which is to elect or remove directors).  Any such request by stockholders shall state the purpose or purposes of the proposed meeting.  Special meetings of holders of the outstanding preferred stock, $1.00 par value per share, of the Company (the “Preferred Stock”), if any, may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation (as defined in the Certificate of Incorporation). For the purposes of these Bylaws, “Whole Board” means the total number of Directors the Company would have if there were no vacancies.

7.             Notice of Meetings.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting of the stockholders shall be given which shall state the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the written notice of any meeting shall be given not less than ten (10), nor more than sixty (60), calendar days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.  When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) calendar days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.  If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.  At any adjourned meeting, any business may be transacted which properly could have been transacted at the original meeting.

8.             Inspectors of Election.  The Company may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Company, to act at the meeting or any adjournment thereof and to make a written report thereof.  The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Company outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Company represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Company represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law.  In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Company, the inspectors may consider such information as is permitted by applicable law.  No person who is a candidate for an office at an election may serve as an inspector at such election.  Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.

9.             Quorum.  Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business thereat.  If, however, such quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Bylaw 7 until a quorum is present or represented.

10.           Voting; Proxies.  Except as otherwise provided by law, by the Certificate of Incorporation, or in a Preferred Stock Designation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question.  Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.  Every proxy must be authorized in a manner permitted by Section 212 of the General Corporation Law of the State of Delaware (“DGCL”) or any successor provision.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Company a revocation of the proxy or a new later dated proxy.  Voting at meetings of stockholders need not be by written ballot.  At all meetings of stockholders for the election of Directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect.  All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Company, or applicable law or pursuant to any regulation applicable to the Company or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Company which are present in person or represented by proxy at the meeting and entitled to vote thereon.

11.           Order of Business.  (a)  The Chairman, or such other officer of the Company designated by the Board, will call meetings of the stockholders to order and will act as presiding officer thereof.  The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants.  The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

12.           Notice of Stockholder Business and Nominations.

(A)          Annual Meetings of Stockholders.  (1) Nominations of persons for election to the Board of the Company and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board or any committee thereof or (c) by any stockholder of the Company who was a stockholder of record of the Company at the time the notice provided for in this Section 12 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 12.

(2)           For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 12, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.  The foregoing notice requirements of this Section 12 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Company of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting.  The Company may require any proposed nominee to furnish such other information as the Company may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Company.

(3)           Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 12 to the contrary, in the event that the number of Directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 12 and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

(B)           General.  (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 12 shall be eligible to be elected at an annual meeting of stockholders of the Company to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 12.  Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(vi) of this Section 12) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.  For purposes of this Section 12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)           For purposes of this Section 12, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 12; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 12 (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Section 12 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (A)(2), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 12 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Company’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the Certificate of Incorporation.

13.           Action by Written Consent of Stockholders.  Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly held meeting of stockholders of the Company at which a quorum is present or represented and may not be effected by any consent in writing by such stockholders.

14.           List of Stockholders Entitled to Vote.  The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Company.  If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.  Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Bylaw 14 or to vote in person or by proxy at any meeting of stockholders.

DIRECTORS

15.           Function.  The business and affairs of the Company shall be managed by or under the direction of its Board.

16.           Vacancies and Newly Created Directorships.  Unless otherwise provided by law or the Certificate of Incorporation and subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause shall be filled by a majority vote of the Directors then in office, even if the number of such Directors then in office is less than a quorum, or by a sole remaining Director, if applicable.  Any Director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the Director whom such Director has replaced or until such Director’s successor has been elected and qualified.  No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

17.           Resignation.  Any Director may resign at any time by giving notice in writing or by electronic transmission of his or her resignation to the Chairman, the Chief Executive Officer, the President or the Secretary.  Any resignation will be effective when delivered or, if later, as of the date and time specified in such written notice.

18.           Regular Meetings.  Regular meetings of the Board may be held immediately after the annual meeting of the stockholders or at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board.  Notice of regular meetings of the Board need not be given.

19.           Special Meetings.  Special meetings of the Board (a) may be called by the Chairman and (b) will be called by the Chairman or Secretary on the written request of at least three (3) Directors then in office, or the sole Director, as the case may be.  Special meetings of the Board may be held at such time and place either within or without the State of Delaware as is determined by the Board or specified in the notice of any such meeting or, if called upon the request of Directors or the sole Director, as specified in such written request.  Notice of each special meeting of the Board shall be given, as provided in Bylaw 25, to each Director (i) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by facsimile telecommunication or electronic mail or (ii) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service for next day delivery.  If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the Directors who requested the meeting.  Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting.  The business to be transacted at, the purpose of, any special meeting shall be specified in the notice or waiver of notice of such meeting; provided, however, that additional business not specified in such notice may be conducted at such special meeting to the extent that the consideration and inclusion of such additional business at such special meeting is approved by a majority of the Whole Board.  A special meeting may be held at any time without notice if all the Directors are present and do not object as provided in Bylaw 28 to the lack of notice or if those not present waive notice of the meeting in accordance with Bylaw 28.

20.           Quorum.  At all meetings of the Board, the Directors entitled to cast a majority of the votes of the Whole Board shall constitute a quorum for the transaction of business.  Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the Directors present at a meeting at which a quorum is present shall be the act of the Board.  If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time to another place, time or date, without notice other than announcement at the meeting, until a quorum is present.

21.           Written Action.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or any committee thereof, may be taken without a meeting if all members of the Board or any such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes or proceedings of the Board or committee in accordance with applicable law.

22.           Participation in Meetings by Remote Communications.  Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Bylaw 22 shall constitute presence in person at the meeting.

23.           Committees.  (a)  The Board may designate one or more committees, each committee to consist of one or more of the Directors of the Company.  Any such committee, to the extent permitted by law and to the extent provided in the resolution adopted by the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

(b)           Each committee of the Board will consist of one or more Directors and will have such lawfully delegable powers and duties as the Board may confer.  Any such committee designated by the Board will have such name as may be determined from time to time by resolution adopted by the Board.  Unless otherwise prescribed by the Board, a majority of the members of any committee of the Board will constitute a quorum for the transaction of business, and the act of a majority of the members present at a meeting at which there is a quorum will be the act of such committee.  Each committee of the Board may prescribe its own rules for calling and holding meetings and its method of procedure, subject to any rules prescribed by the Board, and will keep a written record of all actions taken by it.

(c)           The members of each committee of the Board will serve in such capacity at the pleasure of the Board or as may be specified in any resolution from time to time adopted by the Board.  The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee.  In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

24.           Compensation.  The Board may establish the compensation for, and reimbursement of the expenses of, each Director of the Company for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services by Directors to the Company or any of its majority-owned subsidiaries.

25.           Rules.  The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

NOTICES

26.           Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any Director, such notice shall be given either (i) in writing and sent by hand delivery or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of facsimile telecommunication or electronic mail, or (iii) by oral notice given personally or by telephone.  A notice to a Director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the Director, (ii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the Director at the Director’s address appearing on the records of the Company, (iii) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such Director appearing on the records of the Company (after receipt of a send confirmation) or (iv) if sent by electronic mail, when sent to the electronic mail address for such Director appearing on the records of the Company.

27.           Notice to Stockholders.  Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in, Section 232 of the DGCL.  A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Company, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Company, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (x) such posting and (y) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder.  A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Company.  Any such consent shall be deemed revoked if (I) the Company is unable to deliver by electronic transmission two (2) consecutive notices given by the Company in accordance with such consent and (II) such inability becomes known to the Secretary or an Assistant Secretary or to the Company’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

28.           Electronic Transmission.  “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

29.           Waiver of Notice.  Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice.  All such waivers shall be kept with the books of the Company.  Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened.

30.           Meeting Attendance via Remote Communication Equipment.  If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(1)           participate in a meeting of stockholders; and

(2)           be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Company shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Company.

OFFICERS

31.           Generally.  The officers of the Company shall be elected by the Board and shall consist of a Chairman, a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers as the Board may from time to time determine including, but not limited to, any or all of the following:  one or more Vice Chairmen, one or more Vice Presidents (who may be given particular designations with respect to authority, function or seniority), one or more Assistant Secretaries, and one or more Assistant Treasurers.  Notwithstanding the foregoing, by specific action the Board may authorize the Chairman to appoint any person to any office other than Chairman, Chief Executive Officer, President, Secretary or Treasurer.  Any number of offices may be held by the same person.  Any of the offices may be left vacant from time to time as the Board may determine.  In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any Director.

32.           Compensation.  The compensation of all executive officers of the Company, as well as all officers and agents of the Company, who are also Directors, shall be fixed by the Board.  The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

33.           Succession.  Each officer of the Company shall hold office until their successors are elected and qualified, or until his or her earlier death, resignation, disqualification or removal.  Any officer may be removed at any time by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company may be filled by the Board as provided in Bylaw 30.

34.           Authority and Duties.  Each of the officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

35.           Execution of Documents and Action with Respect to Securities of Other Corporations.  The Chief Executive Officer shall have, and is hereby given, full power and authority, except as otherwise required by law or directed by the Board or the stockholders of the Company, (i) to execute, on behalf of the Company, all duly authorized contracts, agreements, deeds, conveyances or other obligations of the Company, applications, consents, proxies and other powers of attorney, and other documents and instruments and (ii) to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of stockholders (or with respect to any action of such stockholders) of any other corporation in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities of such other corporation.  The Chief Executive Officer may delegate to other officers, employees and agents of the Company the power and authority to take any action which the Chief Executive Officer is authorized to take under this Bylaw 35, with such limitations as the Chief Executive Officer may specify; such authority so delegated by the Chief Executive Officer shall not be re-delegated by the person to whom such execution authority has been delegated.

STOCK

36.           Certificates.  The shares of the Company shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company.  Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Company by the Chairman of the Board or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Company certifying the number of shares owned by such holder in the Company.  Any of or all the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

37.           Lost, Stolen or Destroyed Certificates.  The Secretary may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed.  As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate.

38.           Record Dates.  (a)  In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.  If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)           In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not be more than sixty (60) days prior to such other action.  If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c)           The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

GENERAL

39.           Disbursements.  All checks or demands for money and notes of the Company shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

40.           Fiscal Year.  The fiscal year of the Company will end on December 31 of each year or such other date as may be fixed from time to time by the Board.

41.           Seal.  The Board may adopt a corporate seal and use the same by causing it or a facsimile thereof to be impressed or affixed or otherwise reproduced.

42.           Reliance Upon Books, Reports and Records.  Each Director, each member of a committee designated by the Board and each officer of the Company shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person as to matters the Director, committee member or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

43.           Amendments.  Except as otherwise provided by law or by the Certificate of Incorporation or these Bylaws, these Bylaws may be altered, amended or repealed, and new Bylaws made, by the affirmative vote or written consent of a majority of the Whole Board or the unanimous consent of all members of the Board.  Notwithstanding any other provisions of these Bylaws, and in addition to any other vote required by law, until April 30, 2011, Bylaw 5, Bylaw 6 and this Bylaw 43 may not be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of at least 80% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.